Exhibit 10.23

CRYO-CELL INTERNATIONAL, INC.

AMENDMENTS TO THE 2000 STOCK INCENTIVE PLAN

April 6, 2004

A. Section 2.17 is hereby amended and restated as follows:

2.17 “Participant” shall mean any current or former employee of, or consultant to, the Corporation or any Subsidiary, or any Director, who has been granted Options, or Restricted Stock under the terms of this Plan.

B. Section 3.1 is hereby amended and restated as follows:

3.1 Participation. The Committee may grant Options and/or awards of Restricted Stock under this Plan to any officer or employee of, or consultant to, the Corporation or any Subsidiary. The Committee may also grant Options and/or awards of Restricted Stock to any Director, subject to the restrictions in Section 3.3. In granting such awards and determining their form and amount, the Committee shall give consideration to the functions and responsibilities of the individual, his or her potential contributions to profitability and sound growth of the Corporation and such other factors as the Committee may, in its discretion, deem relevant.

C. The first paragraph of Section 4.1 is hereby amended and restated as follows:

4.1 Terms and Conditions. Subject to Section 3.2 and 3.3, the Committee may, in its sole discretion, from time to time grant Options to any officer, employee or Director of, or consultant to, the Corporation or any Subsidiary selected by the Committee pursuant to Section 3.1. The grant of an Option to a Participant shall be evidenced by a written Option Agreement in substantially the form approved by the Committee. Such Option shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the terms of this Plan, as the Committee may determine to be appropriate.

D. Section 4.6 is hereby amended and restated as follows:

4.6 Covenants Not to Compete. The Committee may, in its discretion, condition any Option granted to an Employee, consultant or Director on such Participant’s agreement to enter into such covenant not to compete with the Corporation as the Committee may deem to be desirable. Such covenant not to compete shall be set forth in the Participant’s Stock Option Agreement, and the Stock Option Agreement shall provide that the Option shall be forfeited immediately, whether otherwise vested or not, if the Board of Directors determines that the Participant has violated his or her covenant not to compete. In addition, in the Committee’s discretion, the Participant’s Stock Option Agreement may also provide that if the Participant breaches his or her covenant not to compete, the Corporation shall have the right to repurchase any shares of Common Stock previously issues to the Participant pursuant to an exercise of the Option, at a repurchase price equal to the Option Price paid by the Participant.

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E. Paragraph (c) of Section 10.1 is hereby amended and restated as follows:

(c) The Committee shall have the authority, in its discretion but subject to Sections 3.2 and 3.3 of this Plan, and subject to the overall supervision of the Compensation Committee or the Board, from time to time: (i) to grant Options or shares of Restricted Stock to eligible employees, consultants or Directors, as provided for in this Plan; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate; or (iii) to determine the periods during which Options may be exercised and to accelerate the exercisability of outstanding Options, or the vesting of Restricted Stock, as it may deem appropriate;

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